Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF SECOND AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Skechers U.S.A., Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation approved an amendment to Article VIII of its Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable, calling a meeting of the stockholders of the Corporation for consideration thereof.

SECOND: That thereafter, pursuant to resolution of the Board of Directors of the Corporation, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That Article VIII of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) (collectively, the “Delaware Law”), no director or officer of the Corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director or officer, respectively. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation to the fullest extent permitted by the Delaware Law, may purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided herein. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses as incurred (including attorneys’ fees), judgments, finds and amounts paid in settlement and any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing or any other provision of this Article, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested Directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs) by independent legal counsel to the Corporation, that, based upon the facts known to the Board or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders, and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of this Article VIII. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Corporation’s Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII as it applies to the indemnification and advancement of expenses of directors and officers of the Corporation. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the Delaware Law is amended after approval by the Corporation’s stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware Law as so amended.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 12th day of June, 2023.

By: /s/ Philip G. Paccione

Name: Philip G. Paccione

Title: Corporate Secretary